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                                                                   EXHIBIT 10.17


                              EMPLOYMENT CONTRACT

              AGREEMENT made as of August 22, 1997 between NEW BEVERLY HOLDINGS, INC., a Delaware corporation (the "Company"), and DAVID R. BANKS (the "Executive"), but to be effective as of the Effective Date.

              WHEREAS, Executive is currently employed by Beverly Enterprises, Inc. ("Beverly") and the Company is a wholly-owned subsidiary of Beverly; and

              WHEREAS, the Company, Beverly, and Capstone Pharmacy Services, Inc. ("Capstone") have entered into an Agreement and Plan of Distribution dated as of April 15, 1997 whereby Beverly intends to transfer all of its business except the institutional pharmacy business to the Company and the Company will be spun-off as a separate public corporation (the "Distribution"), and immediately thereafter Beverly will merge with and into Capstone (the "Merger") pursuant to an Agreement and Plan of Merger dated as of April 15, 1997 (the "Merger Agreement"), and the Company will change its name to Beverly Enterprises, Inc.; and

              WHEREAS, as a result of the Distribution, the Executive will become an employee of the Company or one of its wholly-owned consolidated subsidiaries; and

              WHEREAS, in connection with this Agreement and in exchange for the consideration described herein (the receipt and sufficiency of which is hereby acknowledged), the Executive has agreed to waive any rights he may currently have under any change in control, severance, or employment agreement or other compensation or employee benefit plan with or previously assumed by Beverly and has agreed to waive any claim that either the Distribution or the Merger constitutes a "Change in Control" under any such agreements or other employee benefit or compensation plans under this Agreement; and

              WHEREAS, the Company desires to assure itself of the management services of the Executive by directly engaging the Executive as the Chairman and Chief Executive Officer of the Company; and

              WHEREAS, the Company recognizes that the Executive's contribution to the Company's growth and success after the Distribution will be substantial; and

              WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time in the event of an involuntary Termination of Employment not for Cause or a voluntary Termination of Employment for Good Reason within the Term of this Agreement, whether or not in connection with a Change in Control (other than a Change in Control in connection with the Distribution or Merger);

              NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agrees as follows:

              1.     Definitions.

                     (a) "Base Salary" shall mean the Executive's regular annual rate of base pay, as set forth in Paragraph 4(a), as of the date in question.
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                     (b)    The "Benefit Multiplier" shall be equal to 2.0
       except that if Executive's Termination of Employment is pursuant to Paragraphs 6(b) or 6(c) it shall be equal to 3.0.


                     (c) The "Benefit Period" shall be the period of years equal to the Benefit Multiplier which follows the Executive's Termination of Employment.


                     (d) "Cause" shall mean the Executive's (i) conviction of a crime involving moral turpitude or theft or embezzlement of property from the Company or (ii) willful misconduct or willful failure substantially to perform the duties of his position, but only if such has continued after receipt of notice from the Company's Board of Directors and such reasonable cure period as is set forth in such notice.

                     (e) A "Change in Control" shall be deemed to have taken place if, after the Distribution and Merger: (i) any person, corporation, or other entity or group, including any "group" as defined in Section l3(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate with, or merge with the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons; provided, however, that notwithstanding anything to the contrary herein, a Change in Control shall not include either (a) the Distribution or Merger, or (b) any transfer to a consolidated subsidiary, reorganization, spin-off, split-up, distribution, or other similar or related transaction(s) or any combination of the foregoing in which the core business and assets of the Company and its subsidiaries (taken as a whole) are transferred to another entity ("Controlled") with respect to which (1) the majority of the Board of Directors of the Company (as constituted immediately prior to such transaction(s)) also serve as directors of Controlled and immediately after such transaction(s) constitute a majority of Controlled's board of directors, and (2) more than 70% of the shareholders of the Company (immediately prior to such transaction(s)) become shareholders or other owners of Controlled and immediately after the transaction(s) control more than 70% of the ownership and voting rights of Controlled.

                     (f) The "Change in Control Date" shall mean the date immediately prior to the effectiveness of the Change in Control.

                     (g) The "Committee" shall mean the Compensation Committee of the Company's Board of Directors.





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                     (h)    The "Competitive Businesses" shall mean any of the
       health care businesses in which the Company is engaged on the effective date of the Distribution. Executive's serving on the Board of Directors of Capstone is specifically excluded from the definition of competitive businesses.

                     (i) "Effective Date" shall mean the effective date of the Distribution; provided, however, that (a) in the event the Merger Agreement is terminated prior to consummation of the Merger, or (b) all of the Enumerated Executives do not enter into employment agreements with the Company on or before the effective date of the Distribution, then this Agreement shall be null and void ab initio and of no effect. For purposes hereof, the "Enumerated Executives" consist of David R. Banks, Boyd W. Hendrickson, William A. Mathies, T. Jerald Moore, Robert
       W. Pommerville, Bobby W. Stephens, Scott M. Tabakin, Mark D. Wortley, Schuyler Hollingsworth, Jr., Phillip W. Small and David G. Merrell.

                     (j) The Executive shall have "Good Reason" to terminate employment if: (i) the Executive is not elected, reelected, or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to the Change in Control Date, or he is removed as a member of the Board of Directors of the Company or any of its subsidiaries if the Executive was a director immediately prior to the Change in Control Date; (ii) the Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the Change in Control Date without the Executive's consent; (iii) the Executive's duties, responsibilities, or authority as an employee are materially reduced or diminished from those in effect on the Effective Date without the Executive's consent;
       (iv) the Executive's compensation or benefits are reduced without the Executive's consent, unless all Executive-level officers have their compensation or benefits reduced in the same percentage amount; (v) the Company reduces the potential earnings of the Executive under any performance-based bonus or incentive plan of the Company in effect immediately prior to the Change in Control Date; (vi) the Company requires that the Executive's employment be based other than at its location on the Effective Date without his consent; (vii) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to Section 18 hereof; or (viii) the Company breaches any of the provisions of this Agreement.

                     (k) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
       Section 13(d).

                     (l) "Target Bonus" shall mean the target bonus (100% level) established for the Executive for the year in question under the Company's "Annual Incentive Plan."

                     (m) "Termination of Employment" shall mean the termination of the Executive's employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company or purchaser of the Company or its assets under terms and conditions which would not permit the Executive to terminate his employment for Good Reason.





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              2.     Term.  The initial term of this Agreement shall be for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date. The Term shall be automatically extended by one additional day for each day beyond the Effective Date of this Agreement that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such to the Executive. (In such event, the Agreement shall thus terminate on the third anniversary of the effective date of such notice).

              3. Position and Duties. During the Term, the Executive shall serve, as an employee, as the Chairman and Chief Executive Officer of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior executive officer in charge of the general management, business and affairs of the Company.

              4.     Compensation and Related Matters.

                     (a) Annual Base Salary. The Executive shall receive a Base Salary at a rate of $700,000 per annum through December 31, 1997 and thereafter at any such greater rate as is determined by the Committee.

                     (b) Benefits. During the Term, the Executive shall be entitled to all of the following and any other benefits and prerequisites offered by the Company to executives generally:

                            (i) Participate in the Company's present and future stock option, restricted stock, phantom stock and other similar equity-based incentive plans, pursuant to their terms. Executive shall be 100% vested in his current stock option, restricted stock, phantom stock, and performance share awards issued by Beverly prior to the Distribution, and hereby agrees to a substitution for all such stock options by a new grant of similar Company stock options, as adjusted in number of shares and exercise price to take into account the effect of the Distribution.

                            (ii) Participate in the Company's Employee Stock Purchase Plan, pursuant to its terms;

                            (iii) Participate in the Company's Executive Deferred Compensation Plan, pursuant to its terms;

                            (iv) Participate in the Company's Executive Retirement Plan, pursuant to its terms;

                            (v)    $600,000 of individual life insurance
              coverage under the Company's Executive Split Dollar Life Insurance Plan;

                            (vi) $700,000 (or such greater amount as the Company may make available to its senior executives generally) of group term life insurance coverage;

                            (vii) $100,000 (or such greater amount as the Company may make available to its senior executives generally) of business travel accident insurance coverage when traveling on Company business;





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                            (viii) Participate in the Company's Medical Plan,
              and Dental Plan, pursuant to their terms, except that the premium cost for such shall be treated as a benefit under the Company's Executive Medical Reimbursement Plan, described below, (and therefore at the present time, there shall be no payroll deduction as a condition of coverage in the Medical Plan and Dental Plan);

                            (ix) Participate in the Company's Executive Medical Reimbursement Plan (with a maximum benefit of $11,500 (or such greater amount as the Company may make available to its senior executives generally), a portion of which shall be deemed applied to the payment of premiums under the Company's Medical Plan and Dental Plan as described above), pursuant to its terms;

                            (x) Participate in the Company's group Long-Term Disability Plan, at the maximum benefit level, pursuant to its terms, and participate in the Company's Supplemental Long-Term Disability Plan, according to its terms;

                            (xi)   4 weeks of paid vacation;

                            (xii) Participate in or receive benefits under any other employee benefit plan or other arrangement made available by the Company to any of its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

                     (c) Annual Bonus. As additional compensation for services rendered, the Executive shall be eligible to receive an annual bonus in cash pursuant to the Company's Annual Incentive Plan.

                     (d) Expenses. The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder.

                     (e) Reporting. The Executive shall report directly to the Board of Directors of the Company.

              5.     Non-Solicitation.

                     (a) Executive shall not at any time during the period of his employment with the Company, or during the one (1) year period immediately following his Termination of Employment with the Company ("Non-Solicitation Period"), without the prior written consent of the Company, on behalf of himself or any other person, solicit for employment or employ any of the current officers or employees of the Company; provided, however, that nothing contained herein shall prohibit Executive from hiring employees of the Company when such employment results from general solicitations for employment.

                     (b) Executive shall not at any time during the period of his employment with the Company, or during the Non-Solicitation Period, without the prior written consent of the Company, solicit for his own use, or for the use of any company or person by whom he is employed, or for whom he may be acting, any of the current customers of the Company, nor shall he divulge to any other person any information or fact relating to the management,





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       business (including prospective business), finances, its customers or the terms of any of the contracts of the Company which has heretofore or which may hereafter come to the knowledge of Executive which is not freely available to the public.

                     (c) Executive shall not, during the Non-Solicitation Period, in any way defame the Company or disparage its business capabilities, products, plans or management to any customer, potential customer, vendor, supplier, contractor, subcontractor of the Company so as to affect adversely the goodwill or business of the Company.

                     (d) Executive covenants and agrees that a breach of these subparagraphs (a), (b) or (c) would immediately and irreparably harm the Company and that a remedy at law would be inadequate to compensate the Company for its losses by reason of such breach and therefore that the Company shall, in addition to any rights and remedies available under this Agreement, at law or otherwise, be entitled to any injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation of these subparagraphs (a), (b) or (c), and Executive hereby consent to the issuance of such injunction.


                     (e) For purposes of this Section 5 and in consideration of this Agreement, this non-solicitation agreement has been separately negotiated and bargained for, and constitutes a substantial portion of the consideration for this Agreement.


              6. Eligibility for Severance Benefits. The Executive shall be eligible for the benefits described in Paragraph 7 (the "Severance Benefits") if:

                     (a) during the Term, the Executive has a Termination Employment initiated (i) by the Company without Cause or (ii) by the Executive for Good Reason, and, in either case, subsections (b) or (c) do not apply,

                     (b) during the Term there has been a Change in Control and during the 31 day period commencing on the first day of the 13th calendar month following the Change in Control Date (e.g. the period April 1, 1999 - May 1, 1999, inclusive, for a Change in Control which is effective in the month of March, 1998), the Executive has a Termination of Employment initiated by the Executive without Good Reason, or

                     (c) during the Term either (i) there has been a Change in Control and during the two year period commencing on the Change in Control Date the Executive has a Termination of Employment which is initiated by the Company without Cause or by the Executive for Good Reason, or (ii) the Executive has a Termination of Employment initiated by the Company without Cause or by the Executive for Good Reason following the commencement of any discussion with a third person that ultimately results in a Change in Control with such third person within 12 months of the commencement of such discussions (in which case, the date of such discussion shall be substituted for the Change in Control Date wherever appropriate, including in the definition of "Good Reason" and in Paragraph 7 hereof).

              7. Severance Benefit. Upon satisfaction of the requirements set forth in Paragraph 6, and subject to Paragraphs 8 and 11, the Executive shall be entitled to the following Severance Benefits:





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                     (a)    Cash Payment.  The Executive shall be entitled to
       receive an amount of cash equal to the Benefit Multiplier times the greater of:

                            (i) the sum of the Executive's Base Salary as in effect upon the Termination of Employment, and the greater of

                                   (A)     the Executive's Target Bonus as in
                     effect upon the Termination of Employment or,

                                   (B)     the Executive's actual bonus under
                     the Company's "Annual Incentive Plan" for the year prior to the year of the Executive's Termination of Employment; or

                            (ii) the sum of the Executive's Base Salary as in effect on the Change in Control Date, and the greater of

                                   (A)     the Executive's Target Bonus as in
                     effect upon the Change in Control Date or,

                                   (B)     the Executive's actual bonus under
                     the Company's "Annual Incentive Plan" for the year prior to the Change in Control Date.

The payment shall be made in a single lump sum within ten days following the Executive's Termination of Employment.

                     (b) Long-Term Incentive Award; Equity-Based Compensation. The Executive's interest under all of the Company's long-term incentive plans shall be fully vested. Any and all (i) options to purchase Company stock and (ii) restricted stock of the Company, owned by the Executive shall be fully vested.

                     (c)    Continuation of Benefits.

                            (i) For the Benefit Period, the Executive shall be treated as if he had continued to be an executive employee for all purposes under the Company's Medical Plan, Executive Medical Reimbursement Plan and Dental Plan, as described in Paragraph 4(b). Following this period, the Executive shall be entitled to receive continuation coverage under Part Six of Title I of ERISA ("COBRA Benefits") treating the end of this period as a termination of the Executive's employment (other than for gross misconduct).

                            (ii) The Company shall fully vest and maintain in force, at its own expense, for the remainder of the Executive's life, the life insurance in effect under the Company's Executive Split Dollar Life Insurance Plan (as described in Paragraph 4(b)) as of the Change in Control Date or as of the date of Termination of Employment, whichever is greater.

              (d)    Relocation Benefit; Office.

                            (i) If, within three years after the Executive's Termination of Employment with the Company, the Executive gives the Company written notice that





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              he desires to relocate within the continental United States, the
              Company will reimburse the Executive for any reasonable relocation expenses (in accordance with the Company's general relocation policy for executives as then in effect, or, at the Executive's election, as in effect on the Change in Control Date) in connection with such relocation.

                            (ii) For the lesser of the Benefit Period or the date Executive commences employment which provides an office to Executive, the Company shall provide Executive with first-class office space of not more than 800 square feet in a city to be selected by the Executive and approved by the Company (with such approval not to be unreasonably withheld).

                     (e) Executive Retirement Plan. For the year of the Executive's Termination of Employment, the Company will make the contribution to the Executive Retirement Plan on behalf of the Executive that it would have made if the Executive had not had a Termination of Employment, but in no event less than the percentage contribution it made for the Executive in the immediately preceding year (and increased to take account of the additional year of service), in each case taking account of the Executive's annualized rate of "Compensation" (as defined in the Executive Retirement Plan) and the percentage of such Compensation that the Executive is contributing to the Executive Retirement Plan, as of the date of Termination of Employment, and the Company's matching contribution rate for such year (or, if greater, the preceding year). The portion of the Company's matching contribution which is based on the preceding year's contribution percentage shall be contributed to the Executive Retirement Plan on behalf of the Executive immediately upon the Executive's Termination of Employment and any additional contribution required shall be paid as soon as the amount is determined.

                     (f) Executive Deferred Compensation Plan. For the year of the Executive's Termination of Employment, the Company will make the contribution to its Executive Deferred Compensation Plan (the "EDC Plan") that it would have made if the Executive had not had a Termination of Employment determined based on the Executive's deferral for such year. At Executive's election, the Company contribution shall be paid to the Executive immediately upon his Termination of Employment.

                     (g) Disability. For the Benefit Period, the Company shall provide long-term disability insurance benefits coverage to Executive equivalent to the coverage that the Executive would have had had he remained employed under the Company's Long-Term Disability Plan and Supplemental Long-Term Disability Plan as described in Paragraph 4(b) applicable to Executive on the date of Termination of Employment, or, at the Executive's election, the plan or plans applicable to Executive as of the Change in Control Date. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan(s) provide.

                     (h) Plan Amendments. The Company shall adopt such amendments to its employee benefit plans and insurance policies as are necessary to effectuate the provisions of this Agreement. If and to the extent any benefits under this Paragraph 7 are not paid or payable or otherwise provided to the Executive or his dependents or beneficiaries under any such plan or policy (whether due to the terms of the plan or policy, the termination thereof, applicable law, or otherwise), then the Company itself shall pay or provide for such benefits.





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              8.     Golden Parachute Gross-Up.  If, in the written opinion of
a Big 6 accounting firm engaged by either the Company or the Executive for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service, the aggregate of the benefit payments under Paragraph 7 would cause the payment of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code ("Code"), then the Company will pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (i) excise tax on the payments under Paragraph 7, (ii) federal, state or local income tax on the Gross-Up Payment, and (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration the Executive would have received under Section 7, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within ten (10) days after the termination of Executive's employment, provided however that if the amount of the payment cannot be finally determined at the time, the Company shall pay to Executive an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination. Any dispute concerning the application of this Paragraph shall be resolved pursuant to Paragraph 10, and if Paragraph 11 applies, any reference in this Paragraph to Paragraph 7 shall also be deemed to include a reference to Paragraph 11 as well.

              9. Waiver of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable to the Executive upon termination of employment with either Beverly or the Company, whether or not in connection with a Change in Control (including, without limitation, any benefits to which Executive might otherwise have been entitled under any employment, change in control, or severance agreement or other compensation or employee benefit plan to which Beverly was a party or which was assumed by Beverly), except those benefits which are to be made available to the Executive as required by applicable law.

              10. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Fort Smith, Arkansas, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees of the Executive in connection therewith.

              11. Additional Payments Due to Dispute. Notwithstanding anything to the contrary herein, and without limiting the Executive's rights at law or in equity, if the Company fails or refuses to timely pay to the Executive the benefits due under Paragraphs 7 and/or 8 hereof, then the benefits under Paragraph 7(a) shall be increased and the benefits under Paragraphs 7(c), 7(d), and 7(g) shall each be continued by one additional day for each day of any such failure or refusal of the Company to pay. In addition, any Gross-Up Payment due under Paragraph 8 shall be increased to take into account any increased benefits under this Paragraph.

              12. No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.





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              13.    No Mitigation Obligation.  The parties hereto expressly
agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

              14. Trust. Any payments or installments that may be required to be made to Executive under this Agreement shall be funded immediately prior to any Change in Control Date (or, if earlier, within ten (10) days after any Termination of Employment) by a contribution by the Company of the necessary amount of cash, as determined by independent actuaries acceptable to both Executive and the Company, to the irrevocable grantor trust created for such purpose by Beverly and assumed by and transferred to the Company in connection with the Distribution, with Chemical Bank as Trustee, a copy of which Trust Agreement may be obtained from the Company or the Trustee.

              15. Letter of Credit for Legal Fees. In order to ensure the benefits intended to be provided to the Executive hereunder, immediately prior to any Change in Control Date the Company shall establish and hereby agrees to maintain throughout the remaining Term an irrevocable standby Letter of Credit in favor of the Executive and each other person who is named an Executive under similar agreements, drawn on a bank selected by the Company (the "Letter of Credit") which provides for a credit amount of $250,000 being made available to the Executive against presentation at any time and from time to time of his clean sight drafts, accompanied by statements of his counsel for fees and expenses, in an aggregate amount not to exceed $250,000, unless a larger amount is authorized by either the Chief Executive Officer, General Counsel, Chief Financial Officer, or an Executive Vice President of the Company.

              16. Waiver of Rights with Respect to Beverly Enterprises, Inc. Executive hereby waives any rights against Beverly, including without limitation any rights under any employment, change in control, or severance agreement; under any stock option or long-term incentive plan or any other compensation or employee benefit plan; or any rights he may have by virtue of the Distribution or Merger constituting a Change in Control under any such agreement or plan or any other Beverly compensation or employee benefit plan. Executive also agrees to the cancellation of his Beverly stock options and the substitution of such options with new stock options to be issued by the Company with similar terms and conditions (including 100% vesting) as the prior options, other than an increase in the number of such options and a decrease in the exercise price thereof in order to take into account the effect of the Distribution. Executive also waives any rights against the Company or Capstone which he might otherwise have by virtue of the Distribution or Merger constituting a Change in Control under any such aforementioned Beverly agreements or plans.

              17. Non-disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

                     (a) Proprietary Information. Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive's employment terminates), directly or indirectly use for his own purpose or for the benefit of any person or entity other than Company, nor otherwise disclose, any proprietary information, as defined below, to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name or address of any





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
       client or affiliate of Company or any information concerning the transactions or relations of any client or affiliate of Company with Company or any of its shareholders; (b) any information concerning any product, service, methodology, analysis, presentation, technology or procedure employed by Company but not generally known to its clients or competitors, or under development by or being tested by Company but not at the time offered generally to clients; (c) any information relating to Company's computer software, computer systems, pricing or marketing methods, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company; (e) any information contained in any of Company's written or oral policies and procedures or employee manuals; (f) any information belonging to clients or affiliates of Company which Company has agreed to hold in confidence; (g) any inventions, innovations or improvements covered by subsection 17(c) below; (h) any other information which Company has reasonably determined to be confidential or proprietary; and
       (i) all written, graphic, electronic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information, however, shall not include any information that is or becomes generally known to the industries in which Company competes through sources independent of Company or Executive or through authorized publication by Company to persons other than Company's employees.

                     (b)    Confidentiality and Surrender of Records.
       Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive's employment terminates), except as required by law, directly or indirectly give or disclose any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the ordinary course and scope of such individual's or entity's employment or retention by Company, nor shall he use or retain any of the same following termination of his employment. Executive shall promptly return to Company all "confidential records" upon the termination of Executive's employment with Company. For purposes hereof, "confidential records" means all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial, operating or marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in subsection 17(a) above. All confidential records shall be and remain the sole property of Company during the term of employment and thereafter.

                     (c) Inventions, Patents, and Copyrights. All inventions, innovations or improvements in Company's method of conducting its business (including policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by Executive, either alone or jointly with others, during the term of employment belong to Company. Executive will promptly disclose in writing such inventions, innovations or improvements to Company and perform all actions reasonably requested by Company to establish and confirm such ownership by Company, including, but not limited to, cooperating with and assisting Company in obtaining patents and copyrights for Company in the United States and in foreign countries. Any patent or copyright application filed by Executive within a year after termination of his employment hereunder shall be presumed to relate to an invention or work of authorship which was made during the term of employment unless Executive can provide conclusive evidence to the contrary.

              18.    Successors; Binding Agreement.

                     (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other Change in Control. The Company shall require any purchaser, assign, surviving corporation or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all or substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 18. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his will or by the laws of descent and distribution. Any attempt, voluntarily or involuntarily, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

              19. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                     (a) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

                     (b) If to the Executive, to him at the address set forth below under the Executive's signature, or at any such other address as either party shall have specified by notice in writing to the other.

              20. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Board of Directors.
By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

              21. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

              22. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

              23. Indemnification. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damages, costs, or expenses (including attorney's fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of either the Company or Beverly, unless it is judicially determined, in a final, nonappealable order that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain adequate directors and officers liability insurance for the benefit of Executive for the term of this Agreement and for at least three years thereafter.

              24. Governing Law. This Agreement shall be interpreted, administered and enforced in accordance with the law of the State of Arkansas, except to the extent pre-empted by Federal law.

              The parties have duly executive this Agreement as of the date first written above.


NEW BEVERLY HOLDINGS, INC.                    EXECUTIVE


By:
   -------------------------------------      ----------------------------------
       Beryl F. Anthony, Jr.                  David R. Banks
       Chairman, Compensation Committee       3421 Free Ferry
       Board of Directors                     Fort Smith, AR  72903

By:
   -------------------------------------
       Robert W. Pommerville                  Agreed as to those provisions
       Secretary                              relating to or affecting
                                              Beverly Enterprises, Inc.


5111 Rogers Avenue, Suite 40-A                BEVERLY ENTERPRISES, INC.
Fort Smith, AR  72919

Attention: Secretary                          By:
                                                  ------------------------------
                                                  Beryl F. Anthony, Jr.
                                                  Chairman, Compensation
                                                  Committee Board of
                                                  Directors


                                              By:
                                                  ------------------------------
                                                  Robert W. Pommerville
                                                  Secretary





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